Exhibit 5.1

June 13, 2014

RE:	ONE Gas, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ONE Gas, Inc., an Oklahoma corporation (the “Company”), in connection with the exchange offer registration statement on Form S-4 (the “Registration Statement”), to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering of $300,000,000 aggregate principal amount of the Company’s 2.070% Senior Notes due 2019 (the “2019 Exchange Notes”), $300,000,000 aggregate principal amount of the Company’s 3.610% Senior Notes due 2024 (the “2024 Exchange Notes”), and $600,000,000 aggregate principal amount of the Company’s 4.658% Senior Notes due 2044 (the “2044 Exchange Notes” and, together with the 2019 Exchange Notes and the 2024 Exchange Notes, the “Exchange Notes”). Each series of Exchange Notes is to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s 2.070% Senior Notes due 2019, 3.610% Senior Notes due 2024, and 4.658% Senior Notes due 2044, respectively (collectively, the “Original Notes”), issued and outstanding under the Base Indenture and Supplemental Indenture, each dated as of January 27, 2014 (together, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee, as contemplated by the Registration Rights Agreement, dated as of January 27, 2014 (the “Registration Rights Agreement”), by and between the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBS Securities Inc., as representatives of the initial purchasers named therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

ONE Gas, Inc.

June 13, 2014

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the Registration Statement;

(ii) an executed copy of the Indenture;

(iii) an executed copy of the Registration Rights Agreement; and

(iv) the forms of global certificates evidencing the 2019 Exchange Notes, the 2024 Exchange Notes, and the 2044 Exchange Notes (the “Exchange Note Certificates”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as to the Company with respect to the Exchange Notes, the validity and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing in the State of Oklahoma. We have also assumed that the terms of the Exchange Notes have been established so as not to, and that the execution and delivery by the Company of any Transaction Document (as defined below), and the performance by the Company of its obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject (ii) any law, rule or regulation to which the Company or any of its properties are subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined on Law). As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

ONE Gas, Inc.

June 13, 2014

The Exchange Note Certificates, the Indenture and the Registration Rights Agreement are referred to herein collectively as the Transaction Documents.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that, when the Registration Statement, as finally amended, has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act of 1939 and the Exchange Note Certificates (in the forms examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

* * *

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP